Exhibit 99.1

News Release
Investor Contact: Alondra Oteyza, +1.713.439.8822, alondra.oteyza@bakerhughes.com Media Contact: Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com	Baker Hughes Incorporated 2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Baker Hughes Announces Third Quarter Results

•	Revenue of $3.8 billion for the quarter, down 5% sequentially and 39% year-over-year

•	Adjusted operating profit margin increased 140 bps sequentially

•	Free cash flow for the quarter of $348 million

•	GAAP net loss per share of $0.36 for the quarter, includes $0.31 per share of restructuring charges and merger-related costs
HOUSTON, Texas (October 21, 2015) – Baker Hughes Incorporated (NYSE: BHI) announced today results for the third quarter of 2015.
“In the third quarter, we delivered increased operating profit sequentially, despite deteriorating market conditions and lower revenue,” said Martin Craighead, Baker Hughes Chairman and Chief Executive Officer. “Internationally, despite a 4% decrease in revenue we expanded margins across all of our segments as a result of continued cost reductions. In North America, margins declined further driven by ongoing weakness in the U.S. onshore market, and unfavorable mix in the Gulf of Mexico. Although our Canada business grew sequentially due to seasonal activity, the recovery was less pronounced than prior years. Compared to the third quarter of 2014, revenue in North America declined 57% on sharply lower activity and unfavorable pricing, while actions we have taken to right-size our operational structure resulted in decremental adjusted operating profit margins of 30%.
“As our customers focus increasingly on managing cash, we are experiencing a current shift in spend favoring production optimization projects over exploration and development. As such, we are seeing stronger interest in our production offerings, particularly upstream and refinery chemicals, that provide our customers with optimized production from existing wells and increased ultimate recovery. Consistent with our earlier forecast, we expect further activity reductions and pricing pressures to continue across the globe for well construction for the remainder of the year, as our customers adapt their spending to the lower oil price environment.
“In the fourth quarter, we expect activity in North America to decline as our customers adjust activity for lower commodity prices, exacerbated by an extended holiday impact. Internationally, seasonal year-end product sales are not expected to offset the anticipated decline in activity. We remain focused on proactively managing our cost structure, efficiently reducing our working capital, and strategically targeting revenue opportunities to continue to increase profitability, generate positive cash flow, and maintain a strong balance sheet.
“Regarding the pending merger, I continue to be pleased with the efforts of the teams working on regulatory matters and developing plans for a successful integration. The recently announced plan to divest certain businesses is another important step in the process to complete the transaction. These businesses represent industry leading products and services with extremely proud histories of innovation and value creation for our clients throughout the world.

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Baker Hughes Announces Third Quarter Results

“Finally, I would like to recognize all of our employees for their hard work, commitment to Baker Hughes, and continued focus on our customers, while working safely in an extremely difficult business environment.”
2015 Third Quarter Results
Revenue for the quarter was $3.8 billion, down 39% compared to the third quarter of 2014. Compared to the prior quarter, revenue declined $182 million or 5%.
On a GAAP basis, net loss attributable to Baker Hughes for the third quarter was $159 million or $0.36 per diluted share.
Adjusted EBITDA (a non-GAAP measure) for the third quarter of 2015 was $522 million, an increase of $63 million or 14% sequentially, and a decrease of $666 million or 56% compared to the third quarter of 2014.
Adjusted net loss (a non-GAAP measure) for the third quarter of 2015 was $22 million or $0.05 per diluted share. Adjusted net loss for the third quarter excludes $191 million before-tax or $137 million after-tax ($0.31 per diluted share) in adjustments. The adjustments include restructuring charges of $98 million before-tax or $70 million after-tax ($0.16 per diluted share) and $93 million before-tax or $67 million after-tax ($0.15 per diluted share) for merger and other related costs.
Free cash flow (a non-GAAP measure) for the quarter was $348 million. Excluding restructuring payments of $56 million, free cash flow would have been $404 million for the quarter.
For the quarter, capital expenditures were $178 million, a decrease of $80 million or 31% sequentially, and down $247 million or 58% compared to the third quarter of 2014. Depreciation and amortization expense for the third quarter of 2015 was $432 million, relatively flat sequentially and down 5% compared to the prior year quarter.
Excluding merger-related costs, corporate costs were $26 million, compared to $42 million in the prior quarter and $57 million in the third quarter of 2014. The reduction in corporate costs is mainly a result of workforce reductions and lower discretionary spend.
North America
North America revenue for the third quarter of $1.4 billion decreased 9% sequentially. The decline was driven primarily by reduced onshore U.S. activity, most notably in stimulation, drilling services and completions product lines, lower pricing across the region, and an unfavorable mix of activity in the Gulf of Mexico. Revenue declines in the U.S. were partially offset by the seasonal activity recovery in Canada, though to a much lesser extent than in prior years.
North America adjusted operating profit margin (a non-GAAP measure) was (11.2%) for the third quarter, compared to (8.5%) in the prior quarter. Despite the erosion of margins driven by the sharp decline in activity and an increasingly unfavorable pricing environment, decremental operating margins of 20% sequentially on reduced revenue were achieved as a result of ongoing cost reduction measures.
Compared to the prior year, revenue declined 57% as a result of a sharp drop in activity, as evident in the 54% year-over-year rig count decline, and deteriorating pricing conditions experienced by the industry since early 2015 as operators adjust their spending to a lower oil price environment. All product lines have been unfavorably impacted by the activity drop, with production chemicals and deepwater operations showing the most resilience. Year-over-year operating margins decreased from 12% in the prior year to (11.2%) in the current year as ongoing cost management efforts helped contain decremental operating margins on reduced activity and pricing to 30%; an improvement from the 35% year-over-year decremental operating margin reported last quarter.

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Baker Hughes Announces Third Quarter Results

Latin America
Third quarter revenue for Latin America was $439 million, flat sequentially. The revenue decline resulting from reduced onshore activity and the unfavorable impact of foreign exchange rates, primarily in Brazil, was offset by share gains in the quarter.
Adjusted operating profit margin for Latin America in the second quarter was 11.6%, compared to 10.3% for the prior quarter. The sequential increase in operating profit was driven by cost savings, partially offset by foreign exchange losses and unfavorable pricing across most of the region.
Compared to the prior year, revenue decreased 23% primarily driven by activity declines across the region, predominantly in the Andean geomarket where the rig count has declined 46%. Revenue was also negatively impacted by the unfavorable change in foreign exchange rates. Year over year, margins decreased 82 bps. The impact on margins from lower revenue was partially offset by improvements made to the operating cost structure, minimizing year-over-year decremental operating margins to 15%.
Europe/Africa/Russia Caspian
Revenue in Europe/Africa/Russia Caspian of $791 million for the third quarter decreased 9% sequentially, primarily due to reduced activity in Africa and Continental Europe, as reflected in the sequential rig count decline for these areas, plus the impact of unfavorable exchange rates mostly in Russia and Norway.
Adjusted operating profit margins were 12.4% for the third quarter of 2015, compared to 6.6% for the prior quarter. The improvement in margins is primarily attributable to the result of cost saving initiatives.
Compared to the prior year, revenue declined $323 million or 29%. The decrease can be attributed to activity reductions in Africa and Continental Europe, as reflected in the 30% rig count decline for those areas, the unfavorable change in exchange rates of several currencies across the region relative to the U.S. Dollar, which resulted in a reduction in revenue of approximately $110 million, and unfavorable pricing throughout the region. Additionally, revenue is down due to the deconsolidation of a joint venture in North Africa late last year. Year over year, margins decreased 99 bps primarily attributable to unfavorable pricing, approximately $43 million associated with the unfavorable change in exchange rates and lower activity. Cost-saving actions helped mitigate the impact of these unfavorable events as reflected by the 16% decremental operating margins.
Middle East/Asia Pacific
In the third quarter, revenue of $849 million in Middle East/Asia Pacific declined 1%, sequentially. The reduction in revenue from lower activity and unfavorable pricing was essentially offset by share gains primarily in drilling services and completions. Weak activity across Asia Pacific persisted, but was compensated by strength in select markets across the Middle East.
Adjusted operating profit margin was 9%, a 194 bps improvement compared to the prior quarter. The improvement in profit margins can be attributed to the benefit of cost saving measures throughout the region, and mobilization costs in the second quarter not repeating in the third quarter. The current quarter includes the unfavorable impact of charges in Iraq related to our integrated operations.
Compared to the prior year, revenue decreased $228 million, or 21%, predominantly as a result of reduced activity in Asia Pacific, as reflected in the 15% drop in the rig count, and lower revenue in the Middle East mainly as a result of a reduction in our integrated operations in Iraq. Revenue was also impacted by unfavorable pricing across the region.

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Baker Hughes Announces Third Quarter Results

Share gains in the Middle East slightly offset these declines. Year over year, margins decreased 544 bps with decremental operating margins on revenue of 35%. The reduction in margins can be attributed largely to lower activity levels and unfavorable pricing. The reduction in margins was partially offset by the benefit of cost-saving actions.
Industrial Services
Revenue for Industrial Services of $339 million in the third quarter increased 11%, sequentially. Revenue growth from the prior quarter is related to the seasonal activity increase in the process and pipeline services business and activity growth in the downstream chemical business, partially offset by lower activity in the polymers product line.
Adjusted operating profit margins were 13%, compared to 10.5% in the prior quarter. The improvement in margins can be attributed to the seasonal increase in activity and additional savings from recent cost reduction measures.
Compared to the prior year, revenue increased 2% as revenue related to the acquisition of a pipeline services business late in the third quarter of 2014 was partially offset by reduced activity. Revenue was also impacted by unfavorable changes in foreign exchange rates against the U.S. Dollar. Year-over-year operating profit margins improved 247 bps, due primarily to savings from cost reduction actions.

___________________________________________________________________________________________
Please see Table 1 for a reconciliation of GAAP to non-GAAP financial measures. A reconciliation of net (loss) income attributable to Baker Hughes to Adjusted EBITDA is provided in Table 2. Supplemental segment financial information for revenue, adjusted operating profit (loss) before tax (a non-GAAP measure), and adjusted operating profit before tax margin is provided in Tables 5a and 5b. Decremental operating margin (a non-GAAP measure) is the decrease of adjusted operating profit (loss) before interest expense and income taxes between two periods, divided by the increase or decrease in revenue between the same two periods (see Tables 5a and 5b). Free cash flow is defined as net cash flows provided by operating activities less disbursements for capital expenditures plus proceeds from disposal of assets.

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Baker Hughes Announces Third Quarter Results

Consolidated Condensed Statements of Income (Loss)

	Three Months Ended
	September 30,		June 30,
(In millions, except per share amounts)	2015	2014	2015
Revenue	$3,786	$6,250	$3,968
Costs and expenses:
Cost of revenue	3,403	5,107	3,615
Research and engineering	115	159	124
Marketing, general and administrative	271	323	310
Restructuring charges	98	—	76
Litigation settlements	—	—	(13)
Total costs and expenses	3,887	5,589	4,112
Operating (loss) income	(101)	661	(144)
Interest expense, net	(55)	(59)	(53)
(Loss) income before income taxes	(156)	602	(197)
Income taxes	—	(233)	7
Net (loss) income	(156)	369	(190)
Net (income) loss attributable to noncontrolling interests	(3)	6	2
Net (loss) income attributable to Baker Hughes	$(159)	$375	$(188)

Basic (loss) earnings per share attributable to Baker Hughes	$(0.36)	$0.86	$(0.43)
Diluted (loss) earnings per share attributable to Baker Hughes	$(0.36)	$0.86	$(0.43)

Weighted average shares outstanding, basic	439	436	438
Weighted average shares outstanding, diluted	439	438	438

Depreciation and amortization expense	$432	$455	$434
Capital expenditures	$178	$425	$258

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Baker Hughes Announces Third Quarter Results

Consolidated Condensed Statements of Income (Loss)

	Nine Months Ended September 30,
(In millions, except per share amounts)	2015	2014
Revenue	$12,348	$17,916
Costs and expenses:
Cost of revenue	11,360	14,572
Research and engineering	377	461
Marketing, general and administrative	896	977
Restructuring charges	747	—
Litigation settlements	(13)	62
Total costs and expenses	13,367	16,072
Operating (loss) income	(1,019)	1,844
Interest expense, net	(162)	(175)
(Loss) income before income taxes	(1,181)	1,669
Income taxes	242	(605)
Net (loss) income	(939)	1,064
Net loss (income) attributable to noncontrolling interests	3	(8)
Net (loss) income attributable to Baker Hughes	$(936)	$1,056

Basic (loss) earnings per share attributable to Baker Hughes	$(2.13)	$2.42
Diluted (loss) earnings per share attributable to Baker Hughes	$(2.13)	$2.40

Weighted average shares outstanding, basic	438	437
Weighted average shares outstanding, diluted	438	440

Depreciation and amortization expense	$1,326	$1,346
Capital expenditures	$751	$1,288

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Baker Hughes Announces Third Quarter Results

Consolidated Condensed Balance Sheets

	September 30,	December 31,
(In millions)	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$2,043	$1,740
Accounts receivable - less allowance for doubtful accounts (2015 - $366, 2014 - $224)	3,518	5,418
Inventories, net	3,262	4,074
Other current assets	763	813
Total current assets	9,586	12,045
Property, plant and equipment, net	8,026	9,063
Goodwill	6,075	6,081
Intangible assets, net	729	812
Other assets	1,000	826
Total assets	$25,416	$28,827
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,480	$2,807
Short-term debt and current portion of long-term debt	156	220
Accrued employee compensation	795	782
Other accrued liabilities	487	828
Total current liabilities	2,918	4,637
Long-term debt	3,896	3,913
Deferred income taxes and other tax liabilities	324	740
Long-term liabilities	773	807
Equity	17,505	18,730
Total liabilities and equity	$25,416	$28,827

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Baker Hughes Announces Third Quarter Results

Consolidated Condensed Statements of Cash Flows

	Nine Months Ended September 30,
(In millions)	2015	2014
Cash flows from operating activities:
Net (loss) income	$(939)	$1,064
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization	1,326	1,346
Other, primarily working capital	878	(656)
Net cash flows provided by operating activities	1,265	1,754
Cash flows from investing activities:
Expenditures for capital assets	(751)	(1,288)
Proceeds from disposal of assets	269	295
Acquisition of businesses, net of cash acquired	—	(313)
Other	(231)	—
Net cash flows used in investing activities	(713)	(1,306)
Cash flows from financing activities:
Net (repayments) proceeds from issuance of debt	(38)	51
Repurchase of common stock	—	(600)
Dividends	(222)	(205)
Other	21	120
Net cash flows used in financing activities	(239)	(634)
Effect of foreign exchange rate changes on cash and cash equivalents	(10)	(4)
Increase (decrease) in cash and cash equivalents	303	(190)
Cash and cash equivalents, beginning of period	1,740	1,399
Cash and cash equivalents, end of period	$2,043	$1,209

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Baker Hughes Announces Third Quarter Results

Table 1: Reconciliation of GAAP and Non-GAAP Financial Measures
The following table reconciles net (loss) income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted net (loss) income1 (a non-GAAP financial measure). Adjusted net (loss) income excludes identified items with respect to 2014 and 2015 as disclosed below:

	Three Months Ended
	September 30,				June 30,
	2015		2014		2015
(In millions, except per share amounts)	Net (Loss) Income	Diluted (Loss) Earnings Per Share	Net (Loss) Income	Diluted (Loss) Earnings Per Share	Net (Loss) Income	Diluted (Loss) Earnings Per Share
Net (loss) income attributable to Baker Hughes (GAAP)	$(159)	$(0.36)	$375	$0.86	$(188)	$(0.43)
Identified item:
Restructuring charges[2]	70	0.16	—	—	59	0.13
Merger and related costs[3]	67	0.15	—	—	60	0.14
Inventory adjustments[4]	—	—	—	—	16	0.04
Litigation Settlements[5]	—	—	—	—	(9)	(0.02)
Business restructure in North Africa[6]	—	—	58	0.13	—	—
Impairment of technology investment[7]	—	—	14	0.03	—	—
Adjusted net (loss) income (non-GAAP)[1]	$(22)	$(0.05)	$447	$1.02	$(62)	$(0.14)

1
Adjusted net (loss) income is a non-GAAP measure comprised of net (loss) income attributable to Baker Hughes excluding the impact of certain identified items. The Company believes that adjusted net (loss) income is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net (loss) income as a measure of the performance of the Company’s operations.

2
Restructuring charges of $98 million before-tax ($70 million after-tax) and $76 million before-tax ($59 million after-tax) associated primarily with workforce reductions were recorded during the third and second quarters of 2015, respectively.

3
Merger and related costs of $93 million before-tax ($67 million after-tax) and $83 million before-tax ($60 million after-tax) were recorded during the third and second quarters of 2015, respectively, including costs under our retention program and obligations for minimum incentive compensation which, based on meeting eligibility criteria in April, have been treated as merger related expenses. Merger and related costs of $55 million and $40 million were recorded in Corporate and $38 million and $43 million were recorded in Operations for the third and second quarters of 2015, respectively.

4	Inventory adjustments of $23 million before-tax ($16 million after-tax) were recorded in the second quarter of 2015 to adjust the carrying value of certain U.S. inventory.
5
The amount of claims made under a labor claim settlement agreement from the second quarter of 2014 was less than expected and accordingly, the accrual was reduced by $13 million before-tax ($9 million after-tax), which was recorded during the second quarter of 2015.

6	Costs related to restructuring the North Africa business of $58 million before and after-tax in the Europe/Africa/Russia Caspian segment during the third quarter of 2014.
7	Costs related to an impairment of a technology investment of $14 million before and after-tax recorded in Corporate and Other during the third quarter of 2014.

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Table 2: Calculation of EBIT, EBITDA, and Adjusted EBITDA1

	Three Months Ended
	September 30,		June 30,
(In millions)	2015	2014	2015
Net (loss) income attributable to Baker Hughes	$(159)	$375	$(188)
Net (loss) income attributable to noncontrolling interests	3	(6)	(2)
Income taxes	—	233	(7)
(Loss) income before income taxes	(156)	602	(197)
Interest expense, net	55	59	53
(Loss) earnings before interest and taxes (EBIT)	(101)	661	(144)
Depreciation and amortization expense	432	455	434
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)	331	1,116	290
Adjustments to EBITDA:
Restructuring charges[2]	98	—	76
Merger and related costs[3]	93	—	83
Inventory adjustments[4]	—	—	23
Litigation settlements[5]	—	—	(13)
Business restructure in North Africa[6]	—	58	—
Impairment of technology investment[7]	—	14	—
Adjusted EBITDA	$522	$1,188	$459

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Baker Hughes Announces Third Quarter Results

	Nine Months Ended September 30,
(In millions)	2015	2014
Net (loss) income attributable to Baker Hughes	$(936)	$1,056
Net (loss) income attributable to noncontrolling interests	(3)	8
Income taxes	(242)	605
(Loss) income before income taxes	(1,181)	1,669
Interest expense, net	162	175
(Loss) earnings before interest and taxes (EBIT)	(1,019)	1,844
Depreciation and amortization expense	1,326	1,346
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA)	307	3,190
Adjustments to EBITDA:
Restructuring charges[2]	747	—
Merger and related costs[3]	204	—
Inventory adjustments[4]	194	—
Litigation settlements[5]	(13)	62
Business restructure in North Africa[6]	—	58
Impairment of technology investment[7]	—	14
Venezuela currency devaluation[8]	—	12
Severance charges[9]	—	29
Technology royalty agreement[10]	—	29
Adjusted EBITDA	$1,439	$3,394

1
EBIT, EBITDA, and Adjusted EBITDA (as defined in the calculations above) are non-GAAP measures. Management is providing these measures because it believes that such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance.

2
Restructuring charges of $98 million before-tax ($70 million after-tax) and $76 million before-tax ($59 million after-tax) were recorded during the third and second quarters of 2015, respectively, and related primarily to workforce reductions.  Restructuring charges of $747 million before-tax ($544 million after-tax) were recorded during the nine months ended September 30, 2015 and were associated with workforce reductions, facility closures, asset impairments and contract terminations.

3
Merger and related costs of $93 million before-tax ($67 million after-tax) and $83 million before-tax ($60 million after-tax) were recorded during the third and second quarters of 2015, respectively, including costs under our retention program and obligations for minimum incentive compensation which, based on meeting eligibility criteria in April, have been treated as merger related expenses. Merger and related costs of $55 million and $40 million were recorded in Corporate and $38 million and $43 million were recorded in Operations for the third and second quarters of 2015, respectively. Merger and related costs for the nine months ended September 30, 2015 were $204 million before-tax ($147 million after-tax) of which $123 million were recorded in Corporate and $81 million were recorded in Operations.

4
Inventory adjustments of $23 million before-tax ($16 million after-tax) were recorded in the second quarter of 2015 to adjust the carrying value of certain U.S. inventory. Inventory adjustments of $171 million before-tax ($122 million after-tax) were recorded in the first quarter of 2015 to adjust the carrying value of certain inventory of which $159 million is in the U.S. and $12 million is in Latin America.

5
Costs related to litigation settlements for labor claims of $62 million before-tax ($39 million after-tax) were recorded during the second quarter of 2014. The amount of claims made under the settlement agreement was less than expected and accordingly, the accrual was reduced by $13 million before-tax ($9 million after-tax), which was recorded during the second quarter of 2015.

6	Costs related to restructuring the North Africa business of $58 million before and after-tax in the Europe/Africa/Russia Caspian segment during the third quarter of 2014.
7	Costs related to an impairment of a technology investment of $14 million before and after-tax recorded in Corporate and Other during the third quarter of 2014.
8
Foreign exchange loss of $12 million before and after-tax in Venezuela was recorded in the second quarter of 2014 as a result of changing from the official exchange rate of 6.3 Bolivars Fuertes per U.S. Dollar to the SICAD 2 rate of approximately 50 Bolivars Fuertes per U.S. Dollar.

9	Severance charges of $29 million before-tax ($21 million after-tax) were incurred in North America during the first quarter of 2014.
10	Costs related to a technology royalty agreement of $29 million before-tax ($20 million after-tax) were incurred during the first quarter of 2014.

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Table 3a: Segment Revenue, Profit (Loss) Before Tax, and Profit Before Tax Margin1

	Three Months Ended
	September 30,		June 30,
(In millions)	2015	2014	2015
Segment Revenue
North America	$1,368	$3,155	$1,498
Latin America	439	571	439
Europe/Africa/Russia Caspian	791	1,114	869
Middle East/Asia Pacific	849	1,077	856
Industrial Services	339	333	306
Total Operations	$3,786	$6,250	$3,968
Profit (Loss) Before Tax
North America	$(169)	$380	$(167)
Latin America	48	71	41
Europe/Africa/Russia Caspian	90	91	47
Middle East/Asia Pacific	69	155	51
Industrial Services	40	35	29
Total Operations	$78	$732	$1
Corporate and Other Profit (Loss) Before Tax
Corporate	(81)	(71)	(82)
Interest expense, net	(55)	(59)	(53)
Restructuring charges	(98)	—	(76)
Litigation settlements	—	—	13
Corporate, net interest and other	(234)	(130)	(198)
Profit (Loss) Before Tax	$(156)	$602	$(197)
Profit Before Tax Margin[1]
North America	(12.4%)	12.0%	(11.1%)
Latin America	10.9%	12.4%	9.3%
Europe/Africa/Russia Caspian	11.4%	8.2%	5.4%
Middle East/Asia Pacific	8.1%	14.4%	6.0%
Industrial Services	11.8%	10.5%	9.5%
Total Operations	2.1%	11.7%	—%

1
Profit before tax margin is a non-GAAP measure defined as profit (loss) before tax divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

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Table 3b: Segment Revenue, Profit (Loss) Before Tax, and Profit Before Tax Margin1

	Nine Months Ended September 30,
(In millions)	2015	2014
Segment Revenue
North America	$4,872	$8,774
Latin America	1,371	1,645
Europe/Africa/Russia Caspian	2,555	3,269
Middle East/Asia Pacific	2,621	3,241
Industrial Services	929	987
Total Operations	$12,348	$17,916
Profit (Loss) Before Tax
North America	$(545)	$978
Latin America	122	172
Europe/Africa/Russia Caspian	117	421
Middle East/Asia Pacific	182	448
Industrial Services	79	96
Total Operations	$(45)	$2,115
Corporate and Other Profit (Loss) Before Tax
Corporate	(240)	(209)
Interest expense, net	(162)	(175)
Restructuring charges	(747)	—
Litigation settlements	13	(62)
Corporate, net interest and other	(1,136)	(446)
Profit (Loss) Before Tax	$(1,181)	$1,669
Profit Before Tax Margin[1]
North America	(11.2%)	11.1%
Latin America	8.9%	10.5%
Europe/Africa/Russia Caspian	4.6%	12.9%
Middle East/Asia Pacific	6.9%	13.8%
Industrial Services	8.5%	9.7%
Total Operations	(0.4%)	11.8%

1
Profit before tax margin is a non-GAAP measure defined as profit (loss) before tax divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

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Table 4: Adjustments to Profit (Loss) Before Tax

	Three Months Ended
	September 30,		June 30,
(In millions)	2015[2]	2014[5,6]	2015[1,2]
Adjustments to Profit (Loss) Before Tax
North America	$16	$—	$40
Latin America	3	—	4
Europe/Africa/Russia Caspian	8	58	10
Middle East/Asia Pacific	7	—	9
Industrial Services	4	—	3
Total Operations	$38	$58	$66
Corporate	55	14	40
Total	$93	$72	$106

	Nine Months Ended September 30,
(In millions)	2015[1,2]	2014[3,4,5,6]
Adjustments to Profit (Loss) Before Tax
North America	$215	$42
Latin America	19	15
Europe/Africa/Russia Caspian	18	64
Middle East/Asia Pacific	16	6
Industrial Services	7	1
Total Operations	$275	$128
Corporate	123	14
Total	$398	$142

1
Inventory adjustments of $23 million before-tax were recorded in the second quarter of 2015 to adjust the carrying value of certain U.S. inventory. Inventory adjustments of $171 million before-tax were recorded in the first quarter of 2015 to adjust the carrying value of certain inventory of which $159 million is in the U.S. and $12 million is in Latin America.

2
Merger and related costs of $93 million before-tax and $83 million before-tax were recorded during the third and second quarters of 2015, respectively, including costs under our retention program and obligations for minimum incentive compensation which, based on meeting eligibility criteria in April, have been treated as merger related expenses. Merger and related costs of $55 million and $40 million were recorded in Corporate and $38 million and $43 million were recorded in Operations for the third and second quarters of 2015, respectively. Merger and related costs for the nine months ended September 30, 2015 were $204 million before-tax of which $123 million were recorded in Corporate and $81 million were recorded in Operations.

3
Foreign exchange loss of $12 million before-tax in Venezuela was recorded in the second quarter of 2014 as a result of changing from the official exchange rate of 6.3 Bolivars Fuertes per U.S. Dollar to the SICAD 2 rate of approximately 50 Bolivars Fuertes per U.S. Dollar.

4
Severance charges of $29 million before-tax in North America and costs related to a technology royalty agreement of $29 million before-tax were incurred during the first quarter of 2014. The costs associated with the technology royalty agreement pertain to our global operations and have therefore been allocated to all segments.

5	Costs related to restructuring the North Africa business of $58 million before-tax in the Europe/Africa/Russia Caspian segment during the third quarter of 2014.
6	Costs related to an impairment of a technology investment of $14 million before-tax recorded in Corporate and Other during the third quarter of 2014.

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Baker Hughes Announces Third Quarter Results

Table 5a: Supplemental Segment Financial Information Excluding Certain Identified Items
The following table contains non-GAAP measures of adjusted operating profit (loss) before tax and adjusted operating profit before tax margin, which excludes identified items in Table 4:

	Three Months Ended
	September 30,		June 30,
(In millions)	2015	2014	2015
Segment Revenue
North America	$1,368	$3,155	$1,498
Latin America	439	571	439
Europe/Africa/Russia Caspian	791	1,114	869
Middle East/Asia Pacific	849	1,077	856
Industrial Services	339	333	306
Total Operations	$3,786	$6,250	$3,968
Adjusted Operating Profit (Loss) Before Tax[1]
North America	$(153)	$380	$(127)
Latin America	51	71	45
Europe/Africa/Russia Caspian	98	149	57
Middle East/Asia Pacific	76	155	60
Industrial Services	44	35	32
Total Operations	$116	$790	$67
Corporate	(26)	(57)	(42)
Total	$90	$733	$25
Adjusted Operating Profit Before Tax Margin[1]
North America	(11.2%)	12.0%	(8.5%)
Latin America	11.6%	12.4%	10.3%
Europe/Africa/Russia Caspian	12.4%	13.4%	6.6%
Middle East/Asia Pacific	9.0%	14.4%	7.0%
Industrial Services	13.0%	10.5%	10.5%
Total Operations	3.1%	12.6%	1.7%

1
Adjusted operating profit (loss) before tax is a non-GAAP measure defined as profit (loss) before tax less interest expense and certain identified costs. Adjusted operating profit before tax margin is a non-GAAP measure defined as adjusted operating profit (loss) before tax divided by revenue. Management uses each of these measures because it believes they are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measures may be used by investors to make informed investment decisions.

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Baker Hughes Announces Third Quarter Results

Table 5b: Supplemental Segment Financial Information Excluding Certain Identified Items
The following table contains non-GAAP measures of adjusted operating profit (loss) before tax and adjusted operating profit before tax margin, which excludes identified items in Table 4:

	Nine Months Ended September 30,
(In millions)	2015	2014
Segment Revenue
North America	$4,872	$8,774
Latin America	1,371	1,645
Europe/Africa/Russia Caspian	2,555	3,269
Middle East/Asia Pacific	2,621	3,241
Industrial Services	929	987
Total Operations	$12,348	$17,916
Adjusted Operating Profit (Loss) Before Tax[1]
North America	$(330)	$1,020
Latin America	141	187
Europe/Africa/Russia Caspian	135	485
Middle East/Asia Pacific	198	454
Industrial Services	86	97
Total Operations	$230	$2,243
Corporate	(117)	(195)
Total	$113	$2,048
Adjusted Operating Profit Before Tax Margin[1]
North America	(6.8%)	11.6%
Latin America	10.3%	11.4%
Europe/Africa/Russia Caspian	5.3%	14.8%
Middle East/Asia Pacific	7.6%	14.0%
Industrial Services	9.3%	9.8%
Total Operations	1.9%	12.5%

1
Adjusted operating profit (loss) before tax is a non-GAAP measure defined as profit (loss) before tax less interest expense and certain identified costs. Adjusted operating profit before tax margin is a non-GAAP measure defined as adjusted operating profit (loss) before tax divided by revenue. Management uses each of these measures because it believes they are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measures may be used by investors to make informed investment decisions.

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Baker Hughes Announces Third Quarter Results

Innovations to Earnings
The following section provides operational and technical highlights outlining the successes aligned to our strategy.
Efficient Well Construction
Baker Hughes sets a customer record on a deepwater project offshore Nigeria. A Baker Hughes bottomhole assemble suite, which included the AutoTrak G3™ rotary steerable drilling system, the LithoTrak™ service, the TesTrak™ formation pressure-while-drilling service, and the SoundTrak™ acoustic logging-while-drilling service, successfully drilled a rate of penetration of 393.7 ft/hr (120 m/hr) setting a customer record of 2,788.71 ft/day (850 m/day) when compared to 23 similar hole sections drilled in the field. The customer saved $750,000 on rig time with significant bit cost per foot savings.
Baker Hughes receives a drilling and completions contract to optimize two Permian Basin wells in Texas. By using a more data-driven approach, Baker Hughes exceeded the customer’s 38-day goal by drilling from spud to a total depth of 18,181 ft (5542 m) in 24 days saving the operator 14 days. The work was done with the Talon™ high-efficiency PDC drill bit, the TruTrak™ automated drilling system, and the AutoTrak™ Curve rotary steerable system. The combination of technology provided the customer with measurement-while-drilling and logging-while-drilling systems to enable 3D directional drilling services.
Baker Hughes saves a customer $1 million by eliminating the rathole in a single run in the Gulf of Mexico. Baker Hughes used a dual reamer configuration that included GaugePro™ XPR expandable reamer above the bottomhole assembly (BHA) and the GaugePro™ Echo on-command digital reamer close to the bit. The GaugePro XPR reamer drilled and reamed 2,714 ft (827 m) to section total depth (TD) in 54 hours for an average rate of penetration of 50.3 ft (15.3 m) per hour. After reaching TD, the BHA was moved above the remaining rathole, the near-bit GaugePro Echo reamer was activated, and successfully reduced the rathole by 215 ft (66 m) or 90%. Eliminating a dedicated hole opening run saved significant time and cost.
Baker Hughes completes a four-well subsea abandonment operation for a customer in the UK.  The service offering included the wellhead abandonment straddle packer system, cementing services, and perforating services to complete the job in less than 23 days. Baker Hughes technology enabled the safe and effective abandonment of category two subsea wells using a service vessel rather than a rig, allowing the customer to save $2.4 million in time and costs.
Baker Hughes sets a drilling record in Egypt. The Kymera™ hybrid drill bit drilled through interbedded sandstone, clay, limestone, and anhydrite to 4,462 ft (1360 m) at an average rate of penetration (ROP) of 34.3 ft/hr (10.45 m/hr). The bit drilled the entire section to total depth in one run with a 4% increase in ROP and 18% reduction in cost per meter.
Optimizing Well Production and Increasing Ultimate Recovery
Baker Hughes increases in the production chemicals and services market with a contract in Angola. Baker Hughes will supply all the production chemicals and services that include the CRONOX™ acid corrosion inhibitor, the TRETOLITE™ fluids-separation technology, scale inhibitors, biocides, and antifoamers.

Baker Hughes successfully implements the MAX-GUARD™ clay stabilizer in the Putumayo, Colombia area in a formation that is extremely unstable. The customer wanted to maintain oil crude production by drilling injection wells and reduce operational time in formations that are highly tectonic in the area. The technology improved wellbore stability through pore pressure reduction and helped the customer drill the curve in 31 days.

Baker Hughes saves a North Sea customer more than $1 million with the FASTrak™ logging-while-drilling fluid analysis sampling and testing service. The technology was deployed in a highly deviated well and eliminated the need to run wireline. The customer had initially planned to obtain four samples, but because of excellent performance

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continued to obtain seven samples in the reservoir. By obtaining these samples, the customer was able to save two days of operational time and more than $1 million in drilling costs. The FASTrak system allowed the customer to obtain more samples in less time, which gave them the opportunity to properly characterize their reservoir fluids.

Baker Hughes receives a 10-year, artificial lift contract in Oman. Baker Hughes was awarded the largest share of a 10-year electrical submersible pumping (ESP) system lease and well monitoring contract by a major national oil company.  The proven track record of the Baker Hughes ESP system’s reliability and production performance are key factors in maintaining superior market position in Oman.

Baker Hughes secures contracts with two operators in Canada. Baker Hughes was awarded two separate, three-year contracts to supply oilfield production chemicals and services for several fields throughout Canada.
________________________________________________________________________________________
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: www.bakerhughes.com/investor in the Financial Information section under Quarterly Results.

Additional Information
As previously announced in Baker Hughes’ Current Report on Form 8-K filed with the SEC on November 18, 2014, Baker Hughes and Halliburton Company (“Halliburton”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Baker Hughes will be merged with and into a wholly-owned subsidiary of Halliburton (the “Merger”).  In connection with this proposed Merger, Halliburton filed with the SEC a registration statement on Form S-4, including Amendments No. 1 and 2 thereto, and a definitive joint proxy statement/prospectus of Baker Hughes and Halliburton and other documents related to the proposed transaction.  The registration statement was declared effective by the SEC on February 17, 2015 and the definitive proxy statement/prospectus was mailed to stockholders of Baker Hughes and Halliburton.

On March 27, 2015, Halliburton’s stockholders approved the proposal to issue shares of Halliburton common stock as contemplated by the Merger Agreement. In addition, Baker Hughes’ stockholders adopted the Merger Agreement and thereby approved the proposed combination of the two companies. The transaction is still subject to regulatory approvals and customary closing conditions, including the termination or expiration of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). On July 10, 2015, Baker Hughes and Halliburton entered into a timing agreement with the Antitrust Division of the Department of Justice (the “DOJ”) and the companies subsequently announced an amendment to the timing agreement on September 28, 2015. Pursuant to the amended timing agreement, both companies agreed to extend the period of the DOJ’s review of the Merger to the later of December 15, 2015 or 30 days following the date on which both companies have certified final, substantial compliance with the DOJ’s prior request for additional information under the HSR Act. In light of the timing agreement, Baker Hughes and Halliburton have agreed to extend the time period for closing of the acquisition pursuant to the Merger Agreement to no later than December 16, 2015. The Merger Agreement also provides that the closing can be extended into 2016, if necessary. Baker Hughes cannot predict with certainty when, or if, the pending Merger will be completed because completion of the transaction is subject to conditions beyond the control of Baker Hughes.

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Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014; Baker Hughes’ subsequent quarterly report on Form 10-Q for the quarterly period ended March 31, 2015, and June 30, 2015; and those set forth from time-to-time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions and other matters are only our forecasts regarding these matters.
These forward looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks including the impact of the pending Merger with Halliburton, along with the following risk factors and the timing of any of these risk factors:
Baker Hughes - Halliburton pending Merger - the ability to obtain regulatory approvals for the transaction; the impact of the pending transaction making it more difficult to obtain relationships with customers, employees or suppliers; the inability to retain key personnel; the suspension of our stock repurchase program pursuant to the terms of the Merger Agreement.
Restructuring activities - the ability to successfully implement and adjust the restructuring activities and achieve it's intended results.
Economic and political conditions – the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.
Oil and gas market conditions – the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; LNG supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks – war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
Price, market share, contract terms, and customer payments – our ability to obtain market prices for our products and services; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, to successfully execute these contracts, and receive payment in accordance with the terms of our contracts

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Baker Hughes Announces Third Quarter Results

with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources – our ability to manage the costs, availability, distribution and delivery of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, sand, gel, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; the effect of manufacturing and subcontracting performance and capacity; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; labor-related actions, including strikes, slowdowns and facility occupations; our ability to maintain information security.
Litigation and changes in laws or regulatory conditions – the potential for unexpected litigation or proceedings and our ability to obtain adequate insurance on commercially reasonable terms; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and legal proceedings, as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the Company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; laws, regulations or restrictions on hydraulic fracturing; any restrictions on new or ongoing offshore drilling or permit and operational delays or program reductions as a result of the regulations in the Gulf of Mexico and other areas of the world; changes in export control laws or exchange control laws; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
# # #
Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The Company’s 46,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information about Baker Hughes, visit: www.bakerhughes.com.